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                                                                     EXHIBIT 2.3
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                                                                [Conformed Copy]


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             LCS INDUSTRIES, INC.,

                        CUSTOMERONE HOLDING CORPORATION

                                      AND

                            CATALOG ACQUISITION CO.

                                     DATED

                                     AS OF

                               DECEMBER 17, 1998

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                               TABLE OF CONTENTS
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                                                                            Page
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                                    ARTICLE I

                                    THE OFFER

SECTION 1.1 The Offer ......................................................  2
SECTION 1.2 Company Actions ................................................  4
SECTION 1.3 Directors ......................................................  5

                                   ARTICLE II

                                   THE MERGER

SECTION 2.1 The Merger .....................................................  7
SECTION 2.2 Effect on Shares ...............................................  8
SECTION 2.3 Surrender and Payment ..........................................  8
SECTION 2.4 Dissenting Shares .............................................. 10
SECTION 2.5 Stock Options .................................................. 11
SECTION 2.6 Merger Without Meeting of Stockholders ......................... 12
SECTION 2.7 Closing ........................................................ 12

                                   ARTICLE III

                            THE SURVIVING CORPORATION

SECTION 3.1 Certificate of Incorporation ................................... 12
SECTION 3.2 Bylaws ......................................................... 12
SECTION 3.3 Directors and Officers ......................................... 12

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

SECTION 4.1 Corporate Existence and Power .................................. 13
SECTION 4.2 Corporate Authorization ........................................ 14
SECTION 4.3 Governmental Authorization ..................................... 14
SECTION 4.4 Non-Contravention .............................................. 15
SECTION 4.5 Capitalization ................................................. 15
SECTION 4.6 Subsidiaries ................................................... 17
SECTION 4.7 SEC Documents .................................................. 18
SECTION 4.8 Financial Statements; No Undisclosed Liabilities ............... 18
SECTION 4.9 Disclosure Documents ........................................... 19
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

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SECTION 4.10 Absence of Certain Changes .................................... 19
SECTION 4.11 Litigation .................................................... 22
SECTION 4.12 Taxes ......................................................... 22
SECTION 4.13 Employee Plans ................................................ 23
SECTION 4.14 Labor Matters ................................................. 25
SECTION 4.15 Compliance with Laws .......................................... 26
SECTION 4.16 Finders' Fees ................................................. 26
SECTION 4.17 Environmental  Matters ........................................ 26
SECTION 4.18 Property ...................................................... 28
SECTION 4.19 Trademarks .................................................... 29
SECTION 4.20 Material  Contracts ........................................... 29
SECTION 4.21 Insurance ..................................................... 30
SECTION 4.22 Year 2000 Compliance .......................................... 30

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

SECTION 5.1  Corporate Existence and Power ................................. 31
SECTION 5.2  Corporate Authorization ....................................... 31
SECTION 5.3  Governmental Authorization .................................... 32
SECTION 5.4  Non-Contravention ............................................. 32
SECTION 5.5  Disclosure Documents .......................................... 32
SECTION 5.6  Finders' Fees ................................................. 33
SECTION 5.7  Financing ..................................................... 33
SECTION 5.8  Solvency ...................................................... 33
SECTION 5.9  Share Ownership ............................................... 34
SECTION 5.10 Merger Subsidiary's Operations ................................ 34

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

SECTION 6.1  Conduct of the Company ........................................ 34
SECTION 6.2  Stockholder Meeting; Proxy Material ........................... 36
SECTION 6.3  Access to Information; Confidentiality Agreement .............. 37
SECTION 6.4  No Solicitation ............................................... 38
SECTION 6.5  Conveyance Taxes .............................................. 39
SECTION 6.6  Directors Stock Plan .......................................... 39

                                   ARTICLE VII

                               COVENANTS OF BUYER

SECTION 7.1  Obligations of Merger Subsidiary .............................. 40
SECTION 7.2  Voting of Shares .............................................. 40
SECTION 7.3  Director and Officer Insurance ................................ 40
SECTION 7.4  Investment Banking Fees ....................................... 41
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
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                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                 AND THE COMPANY

SECTION 8.1   Reasonable Efforts ........................................... 41
SECTION 8.2   Certain Filings .............................................. 41
SECTION 8.3   Public Announcements ......................................... 42
SECTION 8.4   Conveyance Taxes ............................................. 42
SECTION 8.5   Further Assurances ........................................... 42
SECTION 8.6   Employee Matters ............................................. 43
SECTION 8.7   Stockholder Litigation ....................................... 43

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

SECTION 9.1  Conditions to the Obligations of Each Party ................... 43

                                    ARTICLE X

                                   TERMINATION

SECTION 10.1  Termination .................................................. 44
SECTION 10.2  Effect of Termination ........................................ 45

                                   ARTICLE XI

                                  DEFINED TERMS

                                   ARTICLE XII

                                  MISCELLANEOUS

SECTION 12.1  Notices ...................................................... 51
SECTION 12.2  Nonsurvivial of Representations and Warranties ............... 52
SECTION 12.3  Amendments; No Waivers ....................................... 52
SECTION 12.4  Expenses ..................................................... 53
SECTION 12.5  Successors  and Assigns ...................................... 53
SECTION 12.6  Governing Law ................................................ 53
SECTION 12.7  Severability ................................................. 53
SECTION 12.8  Third Party Beneficiaries .................................... 53
SECTION 12.9  Entire Agreement ............................................. 54
SECTION 12.10 Counterparts; Effectiveness .................................. 54
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ANNEX I

                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of December 17, 1998 (this
          "Agreement"), by and among LCS Industries, Inc., a Delaware corporation (the "Company"), CustomerONE Holding Corporation, a
          Delaware corporation ("Buyer"), and Catalog Acquisition Co., a
          Delaware corporation and a wholly owned subsidiary of Buyer ("Merger
          Subsidiary").

               WHEREAS, the respective Boards of Directors of Buyer, Merger
          Subsidiary and the Company have determined that it is fair to, and in the best interests of their respective stockholders to consummate the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein; and

               WHEREAS, in furtherance of such acquisition, Buyer will cause
          Merger Subsidiary to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Shares") for $17.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions of this Agreement and the Offer; and

               WHEREAS, the Board of Directors of the Company has approved the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

               WHEREAS, also in furtherance of such acquisition, the respective
          Boards of Directors of Buyer, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL") whereby each issued and outstanding Share (other than Shares held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer immediately prior to the Effective Time and other than Dissenting Shares (as defined in Section 2.4 hereof)), will be converted into the right to receive the Offer Price;

               WHEREAS, Buyer, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and



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          the Merger (as defined in Section 2.1) and also to prescribe various conditions to the Offer and the Merger.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

               SECTION 1.1 The Offer. (a) Subject to the provisions of this
          Agreement, as promptly as practicable, but in no event later than five business days after the initial public announcement of the Offer, Merger Subsidiary shall, and Buyer shall cause Merger Subsidiary to, commence (as defined in Rule 14d-2 promulgated under the Securities
          Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligation of Merger Subsidiary to, and Buyer to cause Merger
          Subsidiary to, commence the Offer and accept for payment, and pay for, any and all Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex I hereto and to the terms and conditions of this Agreement; provided, however, that Merger
          Subsidiary shall not, without the Company's written consent, waive the Minimum Condition (as defined in Annex I hereto). Merger Subsidiary expressly reserves the right to modify the terms of the Offer;
          provided that, without the Company's written consent, Merger
          Subsidiary shall not (i) reduce the number of Shares which Merger
          Subsidiary is offering to purchase in the Offer, (ii) reduce the Offer
          Price, (iii) modify or add to the conditions set forth in Annex I hereto, (iv) change the form of consideration payable in the Offer or
          (v) otherwise amend or modify the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, if on any scheduled expiration date the number of Shares that have been physically tendered and not withdrawn are more than 5O% of the Shares outstanding on a fully diluted basis but less than 90% of the outstanding shares of each class of capital stock of the Company on a fully diluted basis, Merger Subsidiary may extend the Offer for up to 10 additional business days from the date that all conditions to the Offer (other than the Minimum Condition) shall first have been satisfied, so long as Merger Subsidiary irrevocably waives the satisfaction of any condition set forth in

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          Annex A which relates to the occurrence of a Material Adverse Effect on the Company (as defined in Section 4.1). Further, Merger Subsidiary may extend the Offer beyond any scheduled expiration date up to the
          Outside Termination Date (as defined in Section 10.1) if at the initial expiration date of the Offer, or any extension thereof, the conditions in clauses (a) and (b) to Annex I hereto are not satisfied or waived. Subject to the terms and conditions of the Offer, Merger
          Subsidiary shall, and Buyer shall cause Merger Subsidiary to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

               (b) On the date of commencement of the Offer, Buyer and Merger
          Subsidiary shall file with the Securities and Exchange Commission (the
          "SEC"), a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which shall contain an offer to purchase and form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, collectively, the "Offer
          Documents") and promptly thereafter shall disseminate the Offer
          Documents to the stockholders of the Company. Buyer, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect;
          and each of Buyer and Merger Subsidiary further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the applicable authorities or disseminated to the Company's stockholders. Buyer and Merger
          Subsidiary agree to provide the Company and its counsel any comments
          Buyer, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Buyer and/or Merger Subsidiary to such comments.

               (c) Buyer shall provide or cause to be provided to Merger
          Subsidiary on a timely basis the funds necessary to accept for payment, and pay for, any Shares

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          that Merger Subsidiary becomes obligated to pay for pursuant to the
          Offer or the Merger.

               SECTION 1.2 Company Actions. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held on December 17, 1998, has (i) determined that this Agreement and the transactions contemplated hereby, including the terms of the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided however, that prior to the purchase by Merger
          Subsidiary of Shares pursuant to the Offer, the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors of the Company determines, after consultation with outside legal counsel to the Company, that the failure to so withdraw, modify or change such recommendation would likely be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable laws.

               (b) The Board of Directors of the Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation
          ("DLJ") to the effect that, as of such date, the Merger Consideration
          (as defined in Section 2.2(c)) to be received by holders of Shares pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders. The Company has provided a copy of such opinion to the Buyer.

               (c) In connection with the Offer, if requested by Merger
          Subsidiary, the Company shall furnish or shall cause to be furnished to Merger Subsidiary mailing labels and any available listing or computer file containing the names and addresses of all holders of record of Shares and lists of securities positions of Shares held in stock depositories, in each case as of a recent date, and shall provide to Merger Subsidiary such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer or Merger Subsidiary may reasonably request in connection with the Offer.
          Except for such steps as are necessary to disseminate the Offer
          Documents, Buyer and Merger Subsidiary shall hold in confidence the information contained in any

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          of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the company deliver or cause to be delivered to the
          Company all copies of such information then in its possession or the possession of its agents or representatives.

               (d) As soon as practicable after the filing of the Offer
          Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on schedule 14D-9 (such Schedule
          14D-9, as amended or supplemented from time to time, the "Schedule
          14D-9") which shall, subject to the fiduciary duties of the Company's
          Board of Directors under applicable laws and the provisions of this Agreement, reflect the recommendation of the Company's Board of Directors described in Section 1.2(a) hereof, and disseminate the
          Schedule 14D-9 to the stockholders of the Company. Buyer, Merger
          Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such Schedule 14D-9 shall have become false or misleading in any material respect; and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Buyer and Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the
          Schedule 14D-9 prior to its being filed with the applicable authorities or disseminated to the Company's stockholders. The Company agrees to provide Buyer and Merger Subsidiary and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Buyer and Merger Subsidiary and their counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of the Company to such comments.

               SECTION 1.3 Directors. (a) Subject to paragraph (b) below, promptly upon the acceptance for payment by Merger Subsidiary of any Shares pursuant to the Offer, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's

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          Board of Directors (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage that the aggregate number of Shares beneficially owned by Merger Subsidiary
          (including Shares accepted for payment pursuant to the offer) bears to the total number of Shares outstanding. The Company shall take all action necessary to cause Merger Subsidiary's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the
          Company will use its reasonable best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of each
          Committee of the Board of Directors (other than a Committee established to take action under this Agreement), each Board of
          Directors of any Subsidiary of the Company and each Committee of each such board. Notwithstanding the foregoing, until the Effective Time
          (as defined in Section 2.1(b)), the Company shall retain as members of its Board of Directors at least two directors who are directors of the
          Company on the date hereof (the "Continuing Directors").

               (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b) and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule
          14f-1 to fulfill its obligations under this Section 1.3. Buyer and Merger Subsidiary shall supply in writing and be solely responsible to the Company for any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

               (c) From and after the time, if any, that Buyer's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, (i) any amendment of this Agreement, the Company
          Certificate of Incorporation or the Company By-Laws or any of its Subsidiaries, (ii) any termination of this Agreement by the Company,
          (iii) any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, (iv) any waiver of any condition to the


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          obligations of the Company or any of the Company's rights
          hereunder and any termination pursuant to Section 10.1(i) hereof, (v)
          any amendment or change to the policies of directors' and officers'
          liability insurance maintained by the Company and its Subsidiaries on the date hereof, (vi) any amendment or change to, or decision in connection with, the indemnification of the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company or any of its Subsidiaries under the Company
          Certificate of Incorporation or Company By-laws, the certificate of incorporation or bylaws of any Subsidiary of the Company, or under any existing agreement between such person or persons and the Company or a
          Subsidiary of the Company and (vii) any amendment or change to any
          Plan (as defined in Section 4.13(a) hereof) or modifications to existing compensation policies or severance obligations (including those agreements or obligations referenced in Section 4.13 hereof or set forth on Schedule 4.13 of the disclosure schedule delivered by the
          Company in connection herewith and attached hereto (the "Company
          Disclosure Schedule")) may be effected only by the action of a majority of the directors of the Company then in office who are
          Continuing Directors, which action shall be deemed to constitute the action of a committee specifically designated by the Board of
          Directors to approve the actions and transactions contemplated hereby;
          provided, that if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company. Any actions with respect to the enforcement of this
          Agreement by the Company shall be effected only by the action of a majority of the Continuing Directors.

                                   ARTICLE II

                                   THE MERGER

               SECTION 2.1 The Merger. (a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective
          Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the
          "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

               (b) The Company, Buyer and Merger Subsidiary will cause a certificate of merger (the "Certificate of

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          Merger") with respect to the Merger to be executed and filed with the
          Secretary of State of the State of Delaware (the "Secretary of State")
          as provided in the DGCL. The Merger shall become effective on the date the Certificate of Merger has been duly filed with the Secretary of
          State or at such date as is agreed between the parties specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary.

               SECTION 2.2 Effect on Shares. At the Effective Time:

               (a) Cancellation of Certain Stock. Each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other
          Subsidiary of Buyer and the Dissenting Shares (defined in Section 2.4 hereof, but except as provided in Section 2.4 hereof) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

               (b) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) hereof, be converted into the right to receive the Offer Price, without interest (the "Merger
          Consideration").

               SECTION 2.3 Surrender and Payment. (a) Prior to the Effective
          Time, Buyer shall appoint a depositary (the "Depositary") for the purpose of exchanging certificates representing Shares for the Merger
          Consideration. The Depositary shall at all times be a commercial bank having a combined capital and surplus of at least


                                       8

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          $500,000,000. Buyer will pay to the Depositary immediately prior to the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be so paid, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time,
          Buyer will send, or will cause the Depositary to send, but in no event later than three business days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Depositary)
          and instructions for use in effecting the surrender of Shares in exchange for the Merger Consideration.

               (b) Each holder of Shares that has been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares less any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

               (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                                       9


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               (d) After the Effective Time, the stock transfer books of the
          Company shall be closed and thereafter there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving
          Corporation, they shall be canceled and exchanged for the
          consideration provided for, and in accordance with the procedures set forth, in this Article II.

               (e) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares, without any interest thereon. Notwithstanding the foregoing, Buyer, Merger Subsidiary and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

               (f) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 2.3(a) hereof to pay for Shares for which appraisal rights have been perfected shall be returned to Surviving Corporation upon demand.

               SECTION 2.4 Dissenting Shares. Notwithstanding Section 2.2 hereof, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the
          "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been

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          converted as of the Effective Time into the right to receive the
          Merger Consideration, without any interest thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Buyer (i)
          prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the
          DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

               SECTION 2.5 Stock Options. (a) Immediately prior to the Effective
          Time, each outstanding employee or director stock option (an "Option") to purchase Shares granted under the 1983 Incentive Stock Option Plan, the 1993 Incentive Stock Option Plan, the 1993 Non-Employee Directors
          Stock Option Plan or the 1996 Non-Employee Directors Stock Option Plan
          (collectively, the "Option Plans") or any other compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of the Merger
          Consideration over the applicable exercise price of such Option by
          (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

               (b) Prior to the Effective Time, the Company shall use its best efforts (i) to obtain any consents from holders of Options and (ii) make any amendments to the terms of the Option Plans or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section
          2.5(a). Notwithstanding any other provision of this Section 2.5, payment may be withheld in respect of any Option until necessary consents are obtained.

               (c) The Company shall promptly amend the 1994 Employee Stock
          Purchase Plan to provide for (i) the suspension of participation during any offering periods commencing subsequent to the date of this agreement for the pendency of the Merger and subject to the successful

                                       11



          consummation of the Merger and (ii) the termination of the 1994 Employee Stock Purchase Plan as of the Effective Time.

               SECTION 2.6 Merger Without Meeting of Stockholders. Notwithstanding Section 6.2 hereof, in the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with
          Section 253 of the DGCL.

               SECTION 2.7 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP in New York, New York unless another time, date or place is agreed to in writing by the parties hereto.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

               SECTION 3.1 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law or such certificate of incorporation.

               SECTION 3.2 Bylaws. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation or such by-laws.

               SECTION 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the

          Surviving Corporation and the officers of Merger Subsidiary at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

               The Company represents and warrants to Buyer and Merger Subsidiary that:

               SECTION 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on
          Schedule 4.1 of the Company Disclosure Schedule, has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except where the failure to have any such License, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, prospects or results of operations of the Company and its Subsidiaries (as defined in Section 4.6) taken as a whole, or the Buyer and the Merger Subsidiary, as the case may be, that is not a result of general changes in the economy or the industries in which such entities operate, provided, however, that "prospects" shall not include the prospects of the Company's IT and Consultancy Services businesses. The Company has heretofore delivered or made available to Buyer true and complete copies of the Company Certificate of Incorporation and Company By-laws as currently in effect. In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the board of directors and all committees of the board of directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company to Buyer.

               SECTION 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               SECTION 4.3 Governmental Authorization. Except as set forth in
          Schedule 4.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "Governmental Entity") other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of state blue sky laws; (v) compliance with the applicable requirements of any applicable takeover laws and (vi) such other actions by or in respect of, or filings with, the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect and which would not materially impair the ability of the Company to consummate the transactions contemplated hereby.

               SECTION 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company,
          (iii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule, with or without the giving of notice or passage of time or both, constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a material loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Subsidiary of the Company, excluding from the foregoing clauses (ii), (iii) or (iv), such violations, breaches, defaults or Liens, individually or in the aggregate, which would not have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               SECTION 4.5 Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares and 1,000,000 shares of preferred stock (the "Preferred Stock"). As of December 16, 1998, there were (i) 4,898,447 Shares issued and outstanding; (ii) 214,663 Shares held in the Company's treasury; and (iii) no shares of Preferred Stock issued and outstanding. As of December 16, 1998, there were (i) options outstanding pursuant to the 1996 Non-Qualified Non-Employee Directors Stock Option Plan ("the 1996 Plan") to acquire an aggregate of 22,000 Shares, at an exercise price of $15.00; (ii) options outstanding pursuant to the 1993 Non-Qualified Non-Employee Directors Stock Option Plan ("the 1993 Plan") to acquire an aggregate of 11,600 Shares, with an exercise price range of a minimum exercise price of $3.53 and a maximum exercise price of $16.00; additional options outstanding granted to non-employee directors to acquire an aggregate of 48,000 Shares, with an exercise price range of a minimum exercise price of $2.05 and a maximum exercise price of $5.38; and additional options outstanding granted to certain officers of the Company to acquire an aggregate of 25,000 Shares, with an exercise price of $5.75. Schedule
          4.5 of the Company Disclosure Schedule accurately sets forth information regarding the exercise price, date of grant and number of granted options for each holder of options pursuant to the 1993 Qualified Stock Option Plan and the 1983 Qualified Stock Option Plan (the "Qualified Plans"). As of December 16, 1998, there were options outstanding pursuant to the Qualified Plans to acquire an aggregate of 552,450 Shares for a total of 659,050 Shares under all plans. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.5, and except for changes since December 16, 1998 resulting from the exercise of employee options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) except as set forth on Schedule 4.5 of the Company Disclosure Schedule, no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no outstanding contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any capital stock of the Company, (v) no outstanding contractual obligations or commitments of any character granting any preemptive or antidilutive right with respect to, any capital stock of the Company and (vi) no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any Subsidiary of the Company has issued any stock appreciation right or similar payment obligation based on the value of the Company's common equity.

               SECTION 4.6 Subsidiaries. (a) Each Subsidiary of the Company (a "Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in Schedule 4.6(a) of the Company Disclosure Schedule, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) except as set forth in Schedule 4.6(a) of the Company Disclosure Schedule, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in each case to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect. The Company has heretofore delivered or made available to Buyer a complete and correct copy of the charter and bylaws of each Subsidiary of the Company, as currently in effect. In all material respects, the minute books of each Subsidiary of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the boards of directors and all committees of the boards of directors of each Subsidiary of the Company. Complete and accurate copies of all such minute books and of the stock register of each Subsidiary of the Company have been made available to the Buyer. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 4.6 of the Company Disclosure Schedule.

               (b) Each outstanding share of capital stock of each Subsidiary of the Company has been duly and validly authorized and issued and is fully paid and nonassessable. Except as set forth in Schedule 4.6(b) each outstanding share of capital stock of each Subsidiary is owned by the Company and/or one or more of its Subsidiaries and such shares are owned free and clear of any Liens. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company.

               SECTION 4.7 SEC Documents. The Company has filed all required reports, proxy statements, forms and other documents with the SEC since October 1, 1996 ("Company SEC Documents"). As of their respective dates, to the knowledge of the Company, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               SECTION 4.8 Financial Statements, No Undisclosed Liabilities. The financial statements of the Company included in the Company SEC Documents (i) comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act,
          (ii) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q of the
          SEC) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule
          4.8 of the Company Disclosure Schedule and except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. To the knowledge of the Company the books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

               SECTION 4.9 Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9 will, when filed, comply as to form in all material respects with the applicable requirements of applicable law, including without limitation, the Exchange Act. The Company Disclosure Documents will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer and Merger Subsidiary specifically for use therein.

               (b) The information with respect to the Company or any Subsidiary of the Company that the Company furnishes to Buyer and Merger Subsidiary in writing specifically for use in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made not misleading in the case of any of the Offer Documents, at the time of the filing thereof and at the time of any distribution thereof.

               SECTION 4.10 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed by the Company and as set forth in
          Schedule 4.10 of the

          Company Disclosure Schedule, the Company and its Subsidiaries have conducted their business in the ordinary course of business and there has not been since December 31, 1997:

                    (a) any event, occurrence or facts (whether or not in the
               ordinary course of business) which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

                    (b) any declaration, setting aside or payment of any
               dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

                    (c) any amendment of any material term of any outstanding
               security of the Company or any Subsidiary of the Company;

                    (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business;

                    (e) any creation or assumption by the Company or any
               Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business and other than Liens which do not have and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                    (f) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business not in excess of customary amounts and loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business;

                    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of the Company of any contract or other right, in either case, that have had or could reasonably be expected individually or in the aggregate, to have a Material Adverse Effect, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

                    (i) any change in any method of accounting or accounting
               practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

                    (j) any transaction, agreement or understanding between the
               Company or any Subsidiary of the Company on the one hand and any current director or officer of the Company or any Subsidiary of the Company or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K (an "Affiliate Transaction");

                    (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business not in excess of customary amounts; or

                    (l) authorization of, or committing or agreeing to take any of, the foregoing actions except as otherwise permitted by this Agreement.

               SECTION 4.11 Litigation. Except as set forth in either the Company SEC Documents or in Schedule 4.11 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which, if determined or resolved adversely to the Company or any Subsidiary of the Company in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in either the Company SEC documents or in Schedule 4.11 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree which has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               SECTION 4.12 Taxes. (a) Except as set forth on Schedule 4.12: (i) the Company and each of its Subsidiaries has properly prepared and filed or has had properly prepared and filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all Tax Returns with respect to Taxes of the Company or any of its Subsidiaries, or with respect to any Taxes for which the Company or any such Subsidiary may be liable, other than those Tax Returns the failure of which to file, individually or in the aggregate, would not have a Material Adverse Effect; (ii) all Taxes shown to be due and payable on all filed Tax Returns of or with respect to the Company or any of its Subsidiaries have been paid in full or have been properly provided for in the SEC Documents in accordance with GAAP; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries; (iv) none of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income Taxes has been assessed with respect to the Company or any of its Subsidiaries which has not been abated or paid in full.

               (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

               SECTION 4.13 Employee Plans. (a) Schedule 4.13(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, retention, salary continuation, vacation, stock award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, policies and arrangements which the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of
          Section 4001(b) of ERISA, maintains, is a party to, has contributed to or has any obligation to or liability for current or former employees and directors of the Company (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). Schedule 4.13(a) separately identifies each of such plans and arrangements Employee Benefit Plan subject to Title IV of ERISA.

               (b) True, correct and complete copies of the following documents with respect to each of the Employee Benefit Plans (as applicable) have been delivered or made available to Buyer: (i) the most recent plan, document or agreement, related trust documents and all amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the annual report on Form 5500 and attached schedules filed with the Internal Revenue Service in the last three years, (iv) the most recent actuarial report, (v) the most recent Internal Revenue Service determination letter, and (vi) a description of any nonwritten Employee Benefit Plan.

          (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been timely made; (ii) the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans comply in all respects and have been maintained in compliance with their terms and the requirements of ERISA, the Code and other applicable laws; and (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan.

          (d) The Company and its ERISA Affiliates have not incurred any unsatisfied withdrawal liability with respect to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          (e) Each Employee Benefit Plan and its related trust which are intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), respectively, have been determined by the Internal Revenue
     Service to be so "qualified" under such Sections, as amended by the Tax Reform Act of 1986, and the Company knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan and its related trust.

          (f) Except as set forth on Schedule 4.13(f) of the Company Disclosure Schedule, or as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Employment Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (g) No Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of

     Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Employee Benefit Plan, nor has any lien in favor of any such plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

          (h) The "benefits liabilities," as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that were used in the most recent actuarial valuation (a true and complete copy of which has been provided to Buyer) in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan.

          (i) No stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

          (j) No Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees or directors of the Company or any of its ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Laws, (ii) death benefits under any "pension plan" as defined in Section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by such current or former employee or director (or his or her beneficiary).

          SECTION 4.14 Labor Matters. Except to the extent set forth in Schedule
     4.14 of the Disclosure Schedule (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or threatened, to the knowledge of the Company, against the Company or any Subsidiary of the Company and during the past three years there has not been any such action;
     (ii) to the knowledge of the Company, there is no current union organizing activities among the employees of the Company or any Subsidiary of the Company nor does any question concerning representation exist concerning such employees; (iii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary of the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and
     (vi) there are no collective bargaining agreements, employment contracts or severance agreements with any union or any employees of the Company or any Subsidiary of the Company.

          SECTION 4.15 Compliance with Laws. Except as set forth in Schedule
     4.11 (as applicable) and Schedule 4.15 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, statutes, ordinances or regulations except where such violations, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 4.16 Finders' Fees. Except for DLJ, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary of the Company who would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement. Other than the fee payable to DLJ pursuant to the agreement between DLJ and the Company dated September 2, 1997, as amended April 15, 1998 (the "DLJ Letter"), the Company has no obligations or Commitments to any investment banker or financial advisor in connection with any future transactions that may be considered or entered into by the Company after the Effective Time.

          SECTION 4.17 Environmental Matters. (a) Except as set forth in the Company SEC Documents or in Schedule 4.17 of the Company Disclosure
     Schedule:

               (i) to the Company's knowledge, the Company is and for the past five years has been in material compliance with Environmental Laws and possesses all permits, authorizations, licenses or approvals required by Environmental Laws and necessary for the operation of the Company and each of its Subsidiaries;

               (ii) the Company has not received any written communication from any person or entity

          (including any Governmental Entity) stating or alleging that the Company or any of its Subsidiaries is in violation of or may have liability under Environmental Law (as defined in Section 4.17(c) hereof) with respect to any actual or alleged environmental contamination, which if adversely determined could reasonably be expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws; neither the Company nor its Subsidiaries nor, to the Company's knowledge, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; and the Company and its Subsidiaries have not received any request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, reasonably be expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

               (iii) since January 1, 1998, the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

               (iv) the Company and its Subsidiaries are not aware of any facts, circumstances or conditions arising out of or related to the Company or its Subsidiaries or to any real property currently or formerly owned, operated or leased by or for the Company or its Subsidiaries, which could reasonably be expected to result in the Company or its Subsidiaries incurring material liability under Environmental Laws; and

               (v) to the knowledge of the Company, the transactions contemplated by this Agreement do not trigger the New Jersey Industrial Site Recovery Act or any similar environmental property transfer law;

          (b) (i) The Company has provided Buyer with true and correct copies of any and all material environmental investigation, study, audit, test, review and other analysis in the possession of the Company or its Subsidiaries conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary; and (ii) the Company has not knowingly withheld from Buyer any consent decree, consent order or similar document in force and to which it is a party relating to any property currently owned, leased or operated by the Company or its Subsidiaries.

          (c) For purposes of this Section 4.17, "Environmental Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of material into the environment.

          SECTION 4.18 Property. The Company and its Subsidiaries, as the case may be, have good and valid title to, or in the case of leased property, have valid leasehold interests in all properties and assets necessary to conduct the business of the Company as currently conducted, free and clear of all Liens or encumbrances of any nature whatsoever, except (i) any Lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations or (iii) as disclosed in the Company SEC Documents. There are no developments affecting any of such properties or assets pending or, to the knowledge of the Company threatened, which, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 4.19 Trademarks. (a) The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all trademarks, trademark rights, copyrights, patents, software, trade names and trade name rights which are material to the Company's business and operations (collectively, "Material Trademarks") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted in all material respects. Except set forth in Schedule 4.19(a), all Material Trademarks are validly registered or registrations have been applied for.

          (b) The Company, except as set forth in Schedule 4.19(b) of the Company Disclosure Schedule, is unaware of any assertion or claim challenging the validity of any Material Trademark. Except as set forth in
     Schedule 4.19(b) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with any trademark, trademark right, copyright, patent, software license, trade name or trade name right of any third party in a manner that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, there are no material infringements of any Material Trademarks.

          SECTION 4.20 Material Contracts. (a) Except as set forth on Schedule
     4.20 of the Company Disclosure Schedule, the Company SEC Documents list all Material Contracts (as defined below) of the Company, and except as set forth on Schedule 4.20 of the Company Disclosure Schedule or in the Company SEC Documents, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect; except where such failure to be valid, binding and enforceable and in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect, and there are no defaults thereunder, except those defaults that, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) all contracts, agreements or understandings with customers of the Company and its Subsidiaries in the last fiscal year where each customers' contracts, agreements or understandings in the aggregate account for more than $3 million of the Company's annual revenues; (ii) all acquisition, merger, asset purchase or sale agreements entered into and not rescinded by the Company in the last two fiscal years with a transaction value in excess of $3 million; and (iii) any other agreement within the meaning set forth in
     Item 601(b)(10) Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations. The Company has previously made available to the Buyer true and correct copies of the Material Contracts.

          SECTION 4.21 Insurance. Schedule 4.21 of the Company Disclosure Schedule sets forth the insurance policies and programs maintained by the Company.

          SECTION 4.22 Year 2000 Compliance. As set forth on Schedule 4.22 of the Company Disclosure Schedule, the Company has a remediation program which it presently believes will result in all Date Data and Date Sensitive Systems of the Company and each Subsidiary of the Company being Year 2000 Compliant prior to December 31, 1999. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electric or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Subsidiary of the Company for their internal use, or which the Company or any Subsidiary of the Company sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company and any Subsidiary of the Company provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

          Buyer and Merger Subsidiary represent and warrant to the Company that:

          SECTION 5.1 Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and except as set forth on Schedule 5.1 of the disclosure schedule delivered by Buyer and Merger Subsidiary attached hereto (the "Buyer Disclosure Schedule"), has all corporate powers and all Licenses required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Merger Subsidiary has heretofore delivered or made available to the Company true and complete copies of the Buyer's and Merger Subsidiary's Certificate of Incorporation and By-laws as currently in effect.

          SECTION 5.2 Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 5.3 Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with the DGCL;
     (ii) compliance with any applicable requirements of the HSR Act; and (iii) compliance with any applicable requirements of the Exchange Act.

          SECTION 5.4 Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary or Buyer, (ii) assuming compliance with the matters referred to in Section 5.3 hereof, contravene or conflict or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Subsidiary, or (iii) with or without the giving of notice or passage of time or both, constitute a material default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a material loss of any benefit to which Buyer or Merger Subsidiary or any license, franchise, permit or other similar authorization held by Buyer or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Merger Subsidiary excluding from the foregoing clauses (ii),
     (iii) or (iv) such violations, breaches, defaults or Liens which would not have a Material Adverse Effect, and which will not materially impair the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated hereby.

          SECTION 5.5 Disclosure Documents. (a) The information with respect to Buyer and its Subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (defined in Section 6.2 herein), at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the consummation of the Offer and at the time of any distribution thereof.

          (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents will not at the time of the filing thereof, at the time of any distribution, publication or any mailing thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

          SECTION 5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Subsidiary.

          SECTION 5.7 Financing. Buyer has provided to the Company copies of an equity commitment letter from Onex Corporation satisfactory to the Company. Buyer and Merger Subsidiary have or will have, prior to the expiration of the Offer and prior to the Effective Time, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses pursuant to the Offer and the Merger and this Agreement.

          SECTION 5.8 Solvency. At and following the expiration date of the Offer and at the Closing Date, each of Buyer and Merger Subsidiary, in each case together with their respective Subsidiaries, will be, on a consolidated basis, Solvent after giving effect to the purchase and sale of the Shares and any other transactions contemplated hereby or by Merger Subsidiary or any of its affiliates on such date or which would be otherwise taken into account in determining whether the purchase and sale of the Shares or any of the transactions contemplated hereby were a fraudulent conveyance or impermissible dividend under applicable law. For the purpose of the representation and warranty contained in this Section, Buyer shall be entitled to assume that the representations and warranties of the Company regarding its liabilities on a consolidated basis are true and correct in all material respects.

          SECTION 5.9 Share Ownership. As of the date hereof, Buyer and Merger Subsidiary do not own any Shares.

          SECTION 5.10 Merger Subsidiary's Operations. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

          The Company agrees that:

          SECTION 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use their best commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers, employees and business associates. Without limiting the generality of the foregoing, other than
     (i) in the ordinary course of business consistent with past practices, (ii) as set forth on Schedule 6.1 of the Company Disclosure Schedule, (iii) as specifically contemplated by this Agreement or (iv) with the written consent of Buyer or Merger Subsidiary (such consent which shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company will not:

               (a) declare, set aside or pay any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

               (b) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Subsidiary of the Company, other than issuances pursuant to the exercise of options outstanding on the date hereof and disclosed on Schedule 4.5 of the Company Disclosure Schedule;

               (c) amend any material term of the certificate of incorporation, by-laws or any outstanding security of the Company or any Subsidiary of the Company;

               (d) split, combine or reclassify its outstanding capital stock;

               (e) incur, assume or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money;

               (f) make any loan, advance or capital contribution to or invest in any Person;

               (g) cause or willfully permit any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had or could reasonably be expected to have a Material Adverse Effect;

               (h) enter into any transaction, commitment, contract or agreement by the Company or any Subsidiary of the Company relating to their assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, that have had or could reasonably be expected to have a Material Adverse

          Effect, other than those contemplated by this Agreement;

               (i) neither the Company nor any Subsidiary of the Company shall pay, discharge, or satisfy any material claims, liabilities or other obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement or incurred in the ordinary course of business, consistent with past practices;

               (j) neither the Company nor any Subsidiary of the Company will amend or modify any existing Affiliate Transaction or enter into any new Affiliate Transaction other than with the prior written consent of the Buyer;

               (k) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in GAAP;

               (l) (A) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company,
          (B) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company; or

               (m) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

          SECTION 6.2 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; provided that the Company's Board of Directors may withdraw, modify or change such recommendation if it has determined, after consultation with outside legal counsel to the Company, that such recommendation would likely be inconsistent with the Board of Directors' fiduciary duties under applicable law. In connection with such meeting, the Company (i) will promptly, after the consummation of the Offer, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the "Company Proxy Statement"), (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
     (iii) will otherwise comply in all material respects with all legal requirements applicable to such meeting.

          SECTION 6.3 Access to Information; Confidentiality Agreement. (a) From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries of the Company, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors and independent auditors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries of the Company; provided that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company; and provided further that any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated December 3, 1998 between Buyer and the Company (the "Confidentiality Agreement").

          (b) The Company shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report operational matters of materiality, the general status of ongoing operations and such other matters as Buyer may reasonably request.

          (c) The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner limits, restricts or prohibits the voting or acquisition of Shares by Buyer or any of its affiliates or the representation of Buyer's designees on the Company's Board of Directors or which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall be amended as of the date hereof to permit the acquisition of Shares pursuant to the Offer and the Merger, the voting of Shares at the Company Stockholder Meeting or to otherwise affect the transactions contemplated hereby. The Confidentiality Agreement shall otherwise remain in full force and effect.

          SECTION 6.4 No Solicitation. From the date of this Agreement until the termination of this Agreement, the Company and its Subsidiaries will not, and the Company will use its reasonable efforts to ensure that the respective officers, directors, employees, agents, advisors or other representatives of the Company and its Subsidiaries will not, directly or indirectly (i) solicit, initiate or encourage any Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person concerning an Acquisition Proposal; provided that, if the Company's Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would likely be inconsistent with the Board of Directors' fiduciary duties under applicable law, the Company may in response to an Acquisition Proposal, which must be a Superior Proposal (as defined below), furnish information with respect to the Company and its Subsidiaries pursuant to a confidentiality agreement and participate in negotiations and enter into agreements regarding such Acquisition Proposal. The Company will promptly inform Buyer as to the fact that information is to be provided and the identity of the third party after receipt of any Acquisition Proposal and will keep Buyer informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition

     Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal, which proposal was not solicited by the Company after the date of this Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (the value of any such securities to be determined in good faith with the advice of a nationally recognized investment banking firm) more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and Merger) and has a reasonable prospect of being consummated in accordance with its terms. Furthermore, nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or making such disclosure as may be required by applicable law.

          SECTION 6.5 Conveyance Taxes. The Company shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, the "Conveyance Taxes") which become payable prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.

          SECTION 6.6 Directors Stock-Plan. Immediately prior to the acceptance for payment by Merger Subsidiary of any Shares tendered pursuant to the Offer, the Company shall amend the Company's 1996 Non-Qualified Non-Employee Directors Stock Option Plan to provide that the Merger Subsidiary's designees elected or appointed pursuant to

     Section 1.3 hereof shall not be entitled to receive any of the Company's capital stock or other benefits under the Company's Directors Stock Plan.

                                   ARTICLE VII

                               COVENANTS OF BUYER

          Buyer agrees that:

          SECTION 7.1 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.2 Voting of Shares. Merger Subsidiary shall and Buyer shall cause Merger Subsidiary to vote all Shares beneficially owned by Merger Subsidiary or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Stockholder Meeting.

          SECTION 7.3 Director and Officer Insurance. (a) Buyer, Merger Subsidiary and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any officer, director, employee or agent of the Company and any of its subsidiaries (the "Indemnitees") as provided in the Company Certificate of Incorporation, Company By-laws or a Material Contract as in effect as of the date hereof shall survive the Merger and continue in full force and effect. For five years after the Effective Time, Buyer will, and will cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. Buyer agrees that, should the Surviving Corporation fail to comply with the obligations of this Section 7.3, Buyer shall be responsible therefor. It is understood that the Indemnitees will seek to be reimbursed for any liability or loss from such Indemnitee's liability insurance policy prior to seeking any other reimbursement provided for herein, including that referred to in the first sentence of this section.

          (b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 7.3 and the agreements set forth in Section 8.6(b) hereof.

          (c) The obligations of the Company, the Surviving Corporation, and Buyer under this Section 7.3 and Section 8.6 hereof shall not be terminated or modified in such a manner as to adversely affect any Person to whom this
     Section 7.3 or Section 8.6 hereof applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 7.3 and Section 8.6(b) hereof applies shall be third party beneficiaries of this Section 7.3 and Section 8.6(b) hereof).

          SECTION 7.4 Investment Banking Fees. The Company has provided to Buyer a copy of the DLJ Letter.

                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                 AND THE COMPANY

          The parties hereto agree that:

          SECTION 8.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and to consummate the Merger by April 30, 1999. Nothing in this Section 8.1 or otherwise in this Agreement shall prevent or restrict the Company from entering into a definitive agreement with a third party in connection with an Acquisition Proposal that the Board of Directors determines in good faith, after Consultation with its legal counsel, is a Superior Proposal.

          SECTION 8.2 Certain Filings. The Company and Buyer shall cooperate with one another and use their best commercially reasonable efforts (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking promptly any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 8.3 Public Announcements. The initial press releases with respect to the execution of this Agreement shall be approved in advance by both Buyer and the Company. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or foreign securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 8.4 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any Conveyance Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

          SECTION 8.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 8.6 Employee Matters. (a) For a period of one year immediately following the Closing Date Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") coverage under existing benefit plans or arrangements which is no less favorable than those provided to the employees immediately prior to the Closing Date. During the second year following the Closing Date, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to provide Continuing Employees coverage under benefit plans and arrangements no less favorable in the aggregate than those provided to the employees immediately prior to the Closing Date.

          (b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 8.6 of the Company Disclosure Schedule.

          SECTION 8.7 Stockholder Litigation. The Company and the Buyer agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Buyer, and any counsel which Buyer may retain, informed of the course of such litigation, to the extent Buyer is not otherwise a party thereto, and the Company agrees that it will consult with Buyer prior to entering into any settlement or compromise of any such stockholder litigation; provided that no such settlement or compromise will be entered into without Buyer's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

          SECTION 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, except to the extent permitted by applicable law, that such conditions may be waived:

               (i) if required by the DGCL, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

               (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

               (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

               (iv) Buyer or Merger Subsidiary shall have purchased the Shares pursuant to the Offer.

                                    ARTICLE X

                                   TERMINATION

          SECTION 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

               (i) by mutual written consent of the Company and Buyer;

               (ii) by either the Company or Buyer, if the Offer has not been consummated within 45 business days after the date of execution of this Agreement (as such date may be extended pursuant to the proviso to this sentence, the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

               (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (iv) by the Company, if Buyer or Merger Subsidiary breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect;

               (v) by Buyer, if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

               (vi) by either the Company or Buyer, upon the Company entering into a definitive agreement in connection with an Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its legal counsel is a Superior Proposal.

     The party desiring to terminate this Agreement pursuant to clauses (ii),
     (iii), (iv) or (v) shall give written notice of such termination to the other party in accordance with the notice procedures set forth in Section 12.1.

          SECTION 10.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in Sections 4.16, 10.2 and 12.4 hereof shall survive the termination hereof; and provided, further that the Confidentiality Agreement shall remain in full force and effect and Section 6.3(b) hereof shall have no binding effect whatsoever.

          (b) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(v) hereof, the Company shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer on the next business day following such termination, an amount equal to $3,000,000.

                                   ARTICLE XI

                                  DEFINED TERMS

          For the purposes of this Agreement, the following terms shall have the following respective meanings:

          "Acquisition Proposal" shall have the meaning set forth in Section
     6.4.

          "Affiliate Transaction" shall have the meaning set forth in Section 4.10(j).

          "Agreement" shall have the meaning set forth in the Introduction.

          "Buyer" shall have the meaning set forth in Introduction.

          "Buyer Disclosure Schedule" shall have the meaning set forth in
     Section 5.1.

          "Certificate of Merger" shall have the meaning set forth in Section 2.1(b).

          "Closing" shall have the meaning set forth in Section 2.7.

          "Closing Date" shall have the meaning set forth in Section 2.7.

          "Code" shall have the meaning set forth in Section 4.13(e).

          "Company" shall have the meaning set forth in the Introduction.

          "Company By-laws" means the by-laws of the Company as in effect on the date of this Agreement.

          "Company Certificate of Incorporation" means the certificate of incorporation of the Company as in effect on the date of this Agreement.

          "Company Disclosure Documents" shall have the meaning set forth in
     Section 4.9.

          "Company Disclosure Schedule" shall have the meaning set forth in
     Section 1.3(c).

          "Company Proxy Statement" shall have the meaning set forth in Section 6.2.

          "Company SEC Documents" shall have the meaning set forth in Section
     4.7.

          "Company Securities" shall have the meaning set forth in Section 4.5.

          "Company Stockholder Meeting" shall have the meaning set forth in
     Section 6.2.

          "Confidentiality Agreement" shall have the meaning set forth in
     Section 6.3.

          "Continuing Directors" shall have the meaning set forth in Section 1.3(a).

          "Continuing Employees" shall have the meaning set forth in Section 8.6(a).

          "Conveyance Taxes" shall have the meaning set forth in Section 6.5.

          "Date Data" shall have the meaning set forth in Section 4.22.

          "Date-Sensitive System" shall have the meaning set forth in Section 4.22.

          "Depositary" shall have the meaning set forth in Section 2.3(a).

          "DGCL" shall have the meaning set forth in the Introduction.

          "Dissenting Shares" shall have the meaning set forth in Section 2.4.

          "DLJ" shall have the meaning set forth in Section 1.2(b).

          "Effective Time" shall have the meaning set forth in Section 2.1(b).

          "Employee Benefit Plans" shall have the meaning set forth in Section 4.13(a).

          "Environmental Law" shall have the meaning set forth in Section
     4.17(c).

          "ERISA" shall have the meaning set forth in Section 4.13.

          "ERISA Affiliate" shall have the meaning set forth in Section 4.13(a).

          "Exchange Act" shall have the meaning set forth in Section 1.1(a).

          "GAAP" shall have the meaning set forth in Section 4.8.

          "Group" shall have the meaning set forth in Annex I.

          "Governmental Entity" shall have the meaning set forth in Section 4.3.

          "HSR Act" shall have the meaning set forth in Section 4.3.

          "Indemnitees" shall have the meaning set forth in Section 7.3.

          "Knowledge" or "knowledge" means, with respect to the Company and/or any Subsidiary thereof, knowledge of the current President, Chief Financial Officer and Executive Vice President of the Company after reasonable investigation and inquiry commensurate with that of a reasonable person holding such a position with a public company.

          "Licenses" shall have the meaning set forth in Section 4.1.

          "Lien" shall have the meaning set forth in Section 4.4.

          "Material Adverse Effect" shall have the meaning set forth in Section 4.1.

          "Material Contracts" shall have the meaning set forth in Section 4.20.

          "Material Trademarks" shall have the meaning set forth in Section 4.19(a).

          "Merger" shall have the meaning set forth in Section 2.1(a).

          "Merger Consideration" shall have the meaning set forth in Section 2.2(c).

          "Merger Subsidiary" shall have the meaning set forth in the Introduction.

          "Minimum Condition" shall have the meaning set forth in Annex I.

          "Offer" shall have the meaning set forth in the Introduction.

          "Offer Documents" shall have the meaning set forth in Section 1.1(b).

          "Offer Price" shall have the meaning set forth in the Introduction.

          "Option" shall have the meaning set forth in Section 2.5(a).

          "Option Plans" shall have the meaning set forth in Section 2.5(a).

          "Outside Termination Date" shall have the meaning set forth in Section 10.1(ii).

          "PBGC" shall have the meaning set forth in Section 4.13(c).

          "Person" shall have the meaning set forth in Section 2.3(c).

          "Plans" shall have the meaning set forth in Section 4.13(a).

          "Preferred Stock" shall have the meaning set forth in Section 4.5.

          "Qualified Plans" shall have the meaning set forth in Section 4.5.

          "Schedule 14D-9" shall have the meaning set forth in Section 1.2(d).

          "SEC" shall have the meaning set forth in Section 1.1(b).

          "Secretary of State" shall have the meaning set forth in Section
     2.1(b).

          "Securities Act" shall have the meaning set forth in Section 4.7.

          "Shares" shall have the meaning set forth in Introduction.

          "single employer" shall have the meaning set forth in Section 4.13(a).

          "Solvent" shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date,
     (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries, and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

          "Subsidiary" shall have the meaning set forth in Section 4.6.

          "Superior Proposal" shall have the meaning set forth in Section 6.4.

          "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

          "Tax Return" shall have the meaning set forth in Section 4.12(b)(i).

          "Taxes" shall have the meaning set forth in Section 4.12(b)(i).

          "The 1995 Plan" shall have the meaning set forth in Section 4.5.

          "The 1996 Plan" shall have the meaning set forth in Section 4.5.

          "Year 2000 Compliant" shall have the meaning set forth in Section
     4.22.

                                   ARTICLE XII

                                  MISCELLANEOUS

          SECTION 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Buyer or Merger Subsidiary, to:

                           CUSTOMERONE HOLDING CORPORATION
                           644 Elliott Street
                           Buffalo, New York 14201
                           Telecopy:  (716) 871-2175
                           Attention: Seth M. Mersky

                           with a copy to:

                           Mary R. Korby, Esq.
                           Weil, Gotshal & Manges LLP
                           100 Crescent Court, Suite 1300
                           Dallas, Texas 75201
                           Telecopy: (214) 746-7777

          if to the Company, to:

                           LCS Industries, Inc.
                           120 Brighton Road
                           Clifton, New Jersey 07012
                           Telecopy:  (973) 778-7485
                           Attention: Pat R. Frustaci

                           with copies to:

                           Kirkpatrick & Lockhart, L.L.P.
                           1251 Avenue of the Americas, 45th Floor

                           New York, NY 10020-1104
                           Telecopy: (212) 536-3901
                           Attention: Peter B. Hirshfield, Esq.

                           and:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York 10022
                           Telecopy: (212) 735-2000
                           Attention: Thomas H. Kennedy, Esq.

     or such other address or telecopy number as such party may hereafter specify for the purpose of giving notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 12.1 and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 12.1.

          SECTION 12.2 Nonsurvivial of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms. Nothing contained in this Section 12.2 shall relieve any party from liability for any willful breach of this Agreement.

          SECTION 12.3 Amendments; No Waivers. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders: (i) reduce the Offer Price; (ii) alter or change the Merger Consideration to be received in exchange for the Shares, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 12.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly-owned Subsidiaries, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

          SECTION 12.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

          SECTION 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          SECTION 12.8 Third Party Beneficiaries. No provision of this Agreement other than Section 7.3 and Section 8.6 hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          SECTION 12.9 Entire Agreement. This Agreement, including any exhibits, annexes or schedules hereto and the Confidentiality Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or undertaking with respect thereto, both written and oral.

          SECTION 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   LCS INDUSTRIES, INC.

                                        /s/ William Rella
                                        ------------------------------
                                        William Rella
                                        President and Chief Executive Officer

                                   CUSTOMERONE HOLDING CORPORATION

                                        /s/ Mark R. Briggs
                                        ------------------------------
                                        Mark R. Briggs
                                        President

                                   CATALOG ACQUISITION CO.

                                        /s/ Mark R. Briggs
                                        ------------------------------
                                        Mark R. Briggs
                                        President